Exhibit 10.1
PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (“Agreement”) dated as of this 16th day of December, 2009, is made and entered into by and between Invenergy Wind Management LLC, a Delaware limited liability company (“Seller”), and Gemma Power Systems, LLC, a Connecticut limited liability company (“Purchaser”) Each entity is sometimes individually referred to herein as a “Party” and both entities are sometimes collectively referred to herein as the “Parties.”
WHEREAS, Seller is the owner of fifty percent (50%) membership interest (the “Interest”) of Gemma Renewable Power, LLC, a Delaware limited liability company (“Company”); and
WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, Seller’s Interest in the Company on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, upon the terms and subject to the conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending on being legally bound, the Parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Definitions. As used in this Agreement, the following terms have the meanings indicated below:
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, provided that the direct or indirect ownership of ten percent (10%) or more of the voting securities of another Person shall be deemed to constitute control of such other Person.
“Agreement” means this Sale and Purchase Agreement and the Exhibits hereto, as the same shall be amended in writing from time to time.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Cook County, Illinois are authorized or obligated to close.

“Closing” means the closing of the transactions, contemplated by Section 2.3.
“Closing Date” means September 30, 2009 or such other date as Purchaser and Seller may from time to time agree upon in writing.
“Company” means Gemma Renewable Power, LLC, a Delaware limited liability company.
“Confidential Information” means information reasonably designated as confidential or proprietary by either Party; provided that Confidential Information shall not include information that: (i) at the time obtained by Party, was already in the public domain or was a matter of public knowledge; (ii) after being obtained by Party, becomes part of the public domain or public knowledge, by publication or otherwise, other than by breach of the confidentiality provisions in Section 12.4; (iii) the disclosing Party can establish by competent proof already was in its possession, without any breach of any third-party’s obligations to a Party, at the time obtained by it; or (iv) the disclosing Party can establish by competent proof was independently developed by it.
“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period.
“Governmental or Regulatory Authority” means any federal, state, local, or foreign government, any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, a state, county, city or other political subdivision or similar governing entity.
“Indemnified Party” means any Person claiming indemnification under any provision of Article 10.
“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 10.
“Interest” means the fifty percent (50%) membership interest of Seller in the Company.
“Laws” means all constitutions, treaties, laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.
“Liens” means any charge, claim, community property interest, condition, equitable interest, easement, encumbrance, option, warrants, conversion rights, lien, pledge, hypothecation, assignment, deposit arrangement (including, without limitation, any deposit arrangements with a broker or other financial institution), security interest (preference, priority or other security agreement or preferential arrangement of any kind), mortgage, deed of trust, retention of title agreement, right of first refusal, right of first offer, preemptive right, or other restriction or granting of any rights with respect to, the use, voting, transfer, receipt of income or exercise of any other attribute of ownership (whether by virtue of bonds, debentures, notes or other indebtedness having the right to vote or convertible into, or exchangeable for, ownership interests having the right to vote on any matters on which members of Seller may vote), or similar matters. With respect to the Interest, “Liens” includes any claim by a third party of an interest in or right to acquire the Interest, but excludes those Liens that are generally against the Company or all membership interest in the Company which may be, in part, against Interest.

“Loss” means any and all damages, assessments, fines, penalties, deficiencies, losses, judgments, amounts paid in settlement or diminution in value, costs and expenses (including, without limitation, interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand).
“Major Project” has the meaning given to it in Article 5.
“Order” means any award, writ, judgment, decision, decree, stipulation, injunction, ruling or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
“Overhead” means home office general expenses; rent and maintenance of home office facilities; light, heat, and other utility expenses for the home office facilities; retirement savings programs, employee benefit and compensation packages; employee salaries and payroll taxes; parking space fees; ad valorem and other property taxes on real and personal property at the home office; insurance premiums; and overhead-related travel expenses.
“Party” means either Seller or Purchaser; and “Parties” means both Seller and Purchaser.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.
“Purchase Price” has the meaning given to it in Article 5.
“Purchaser” has the meaning given to it in the recitals to this Agreement.
“Purchaser Indemnified Parties” has the meaning given to it in Section 10.1(a).
“Representatives” means, for any Person, any director, officer, manager, employee, counsel, accountant, financial advisor or consultant of such Person.
“Right of First Offer” has the meaning given to it in Article 5.
“Seller” has the meaning given to it in the recitals to this Agreement.
“Seller Indemnified Parties” has the meaning given to it in Section 10.1(b).
“Tax Returns” means any return, report, information return or other document required to be supplied to any taxing authority with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Taxes” means all taxes, charges, duties, fees, levies or other assessments imposed on Company by any federal, state or local or foreign taxing authority, including but not limited to, income, profits, excise, property, sales, use, value added, transfer, franchise, payroll, withholding, social security, unemployment, business license, occupation, stamp, environmental, workers compensation, severance, ad valorem, customs duties, registration or other taxes, including any interest, penalties or additions attributable thereto, and any interest on such penalties and additions, as well as any transfer or secondary liability of Company in respect of any tax (whether imposed by law, contract or otherwise).
“Transfer Taxes” has the meaning given to it in Section 8.2(a).
1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) “include” or “including” means including without limiting the generality of any description preceding such term. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
ARTICLE 2
SALE AND PURCHASE OF MEMBERSHIP INTEREST AND CLOSING
2.1 The Sale. On the basis of the representations, warranties and undertakings set forth in this Agreement, and on the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, transfer, convey, assign and deliver to Purchaser, or one or more nominees of Purchaser designated at the Closing, free and clear of all Liens, and Purchaser will purchase and pay for, the Interest.
2.2 Consideration. Seller’s agreement to transfer its Interest, and Purchaser’s agreement to Purchase the Interest, are made expressly in consideration of the terms and conditions set forth herein.
2.3 Closing. Closing will take place by an exchange of documents on or before 5:00 p.m. prevailing Central Standard Time on the Closing Date or in such other manner or at such other time as Purchaser and Seller mutually agree. Seller will assign and transfer to Purchaser (i) the Interest free and clear of all Liens, by execution and delivery of a transfer instrument evidencing the assignment and transfer of the Interest in the form attached as Exhibit A (the “Assignment”), and (ii) certificates and other contracts, documents and instruments required to be delivered under Articles 6 and 7.

2.4 Further Assurances. At any time and from time to time after the Closing Date, (a) at the request of Purchaser, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested by Purchaser and at Purchaser’s expense, in order to more effectively transfer, convey and assign to Purchaser and to confirm Purchaser’s ownership of the Interest, and (b) at the request of Seller, Purchaser will execute and deliver such other instruments as may be reasonably requested by Seller and at Seller’s expense, in order to more effectively carry out the provisions hereof and the transactions contemplated hereby.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants with respect to itself, that as of the date of this Agreement and as of the Closing Date the following:
3.1 Power and Authority. Seller has all requisite power and authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to sell and transfer the Interest free and clear of all Liens. Seller is in good standing under the laws of the state of Delaware.
3.2 Execution, Legality and Validity. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary action on its behalf. This Agreement has been duly and validly executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.
3.3 Interest.
(a) The Interest is owned by Seller, free and clear of all Liens.
(b) The sale and delivery of the Interest to Purchaser pursuant to Article 2 hereof will cause the transfer to Purchaser of the Interest free and clear of all Liens.
3.4 Brokers. All negotiations relative to the transfer of the Interest pursuant to this Agreement have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, brokerage commission or similar payment. Seller agrees to defend, indemnify and hold Purchaser harmless from any such fees and/or claims made by any broker or sales agent or similar party who claims to have dealt with Seller for a commission due or alleged to be due on this transaction. Purchaser agrees to defend, indemnify and hold Seller harmless from any such fees and/or claims made by any broker or sales agent or similar party who claims to have dealt with Purchaser for a commission due or alleged to be due on this transaction.

3.5 No Conflicts. The execution, delivery and performance by Seller of this Agreement does not conflict with (i) the articles of incorporation, by-laws or other corporate organizational documents of the Seller, or (ii) any Order or applicable Law.
3.6 Litigation. There is no action or claim of any kind known, pending or threatened against Seller that questions or otherwise relates in anyway to Seller’s right to transfer the Interest to Purchaser pursuant to this Agreement.
3.7 Absence of Bankruptcies. Seller has not filed and does not contemplate filing in the next one hundred twenty (120) days any voluntary petition in bankruptcy or has been adjudicated as bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any Federal bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties. No involuntary petition in bankruptcy has been filed against Seller and no court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against Seller or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy act, or other debtor relief law, and no other liquidator has been appointed for Seller of all or any substantial part of its or their respective properties.
3.8 Consents. No consents from any Persons are necessary for Seller to sell the Interest.
3.9 Compliance with Laws. Seller has complied with all federal, state and local Laws and any Orders with respect to its activities and has obtained and maintained in effect all approvals that have been necessary for its business as presently conducted and to consummate the transaction that is the subject of this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
As an inducement for Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller that, as of the date of this Agreement and, except as otherwise expressly provided, as of the Closing Date:
4.1 Power and Authority. Purchaser has all requisite power and authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to purchase the Interest. Purchaser is in good standing under the laws of the state of Connecticut.

4.2 Execution, Legality and Validity. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by all necessary action on its behalf. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.
4.3 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser, or an Affiliate thereof, directly with Seller without the intervention of any other Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person (including, for the avoidance of doubt, any Affiliate of Purchaser) against Seller for a finder’s fee, brokerage commission or similar payment.
ARTICLE 5 — PURCHASE PRICE AND PAYMENT TERMS
5.1 The purchase price for Seller’s Interest in the Company shall be Three Million One Hundred Eighty Three Thousand Dollars ($3,183,000) (the “Purchase Price”) payable and conditioned upon the following:
a. One Million Five Hundred Eighty Three Thousand Dollars ($1,583,000) of the Purchase Price shall be paid by Purchaser to Seller promptly upon Seller meeting the following conditions: (i) Seller awarding the Vantage Project to Company, (ii) Seller obtaining project financing or evidence from Seller that Seller’s Affiliate has access to adequate funds to complete the Vantage Project, and (iii) Seller making the initial payment to Company for the Full Notice to Proceed.
b. The remaining One Million Six Hundred Thousand Dollars ($1,600,000) of the Purchase Price shall be payable and conditioned upon the following:
i. Company shall have the Right of First Offer (as defined below) on Seller’s or Seller’s Affiliate’s subsequent Major Projects (as defined below) until Company is awarded a second project. “Right of First Offer” shall mean Company shall have the exclusive right to negotiate for the next qualifying project for six (6) weeks from receipt of notice of such project from Seller or Seller’s Affiliate, at which point Seller and Seller’s Affiliate shall have the right to seek competitive proposals for the project. A “Major Project” shall mean a construction obligation for a generation facility over 49.5 MWs with a scope of work substantially similar to Company’s work for the 111 MW Grand Ridge expansion project in LaSalle County, Illinois. After the Right of First Offer period has expired, provided the competitive bids are less than Company proposal or contain terms materially more beneficial to Seller or Seller’s Affiliate, then Seller or Seller’s Affiliate may award the project to contractor of their choice. If the competitive bids are equal to or greater than Company proposal and contain similar terms or terms materially less beneficial to Seller or Seller’s Affiliate, then Seller or Seller’s Affiliate shall award the project to Company.

ii. Upon receipt of the second project award, and receipt of the initial Full Notice to Proceed payment thereto, Purchaser shall promptly pay Seller $800,000. The remaining $800,000 payment shall be made by Purchaser to Seller on or before the four month-anniversary of such Full Notice to Proceed date; provided that during such four-month period the construction for the project has not been, or will not imminently be put on hold or delayed for any reason unless the hold or delay is caused by Purchaser’s failure to perform under the applicable construction contract, or such hold or delay is clearly definable and less than four months in duration. If such project is put on hold or delayed, such additional $800,000 payment shall be made promptly when construction re-commences.
5.2 If Company has not been awarded a project by Seller or an unrelated third party by March 31, 2010, then beginning on April 1, 2010, Purchaser shall receive a monthly reduction towards that part of the Purchase Price due from Seller under Section 5.1(b) above equal to fifty percent (50%) of the monthly Company Overhead not to exceed Seventy-Five Thousand Dollars ($75,000) per month until the earlier of (i) Seller, a Seller Affiliate, or an unrelated third party awards a contract to Company, or (ii) that part of the Purchase Price due from Seller under Section 5.1(b) has been fully offset.
5.3 If Company is dissolved, the foregoing payment provisions shall survive and apply to projects awarded to any successor or affiliated entity of Company, including Gemma Power Systems, LLC.
5.4 Regarding that certain Assignment of Limited Liability Company Membership Interest being executed contemporaneously with this Agreement, except as otherwise stated herein, Purchaser hereby assumes all obligations for the performance of all covenants, agreements and obligations of Seller with respect to the Interest and Company. Seller is hereby released from all liability, obligations, defaults and deficiencies related to the Interest and Company. Purchaser shall indemnify, defend, and hold Seller free and harmless from any loss, cost, damage, expense, action or causes of action or any other liability (including reasonable attorneys’ fees) which it may or might incur under or as a result of or in any way arising from or relating to the Interest or Company. Notwithstanding the foregoing to the contrary, Seller shall remain liable for, and Purchaser shall have no duty to indemnify, defend or hold Seller harmless from, fifty percent (50%) of any loss, cost, damage, expense, action or cause of action or any other liability (including reasonable attorney’s fees), arising between Company and any third party relating to the Company’s performance under the Grand Ridge expansion project construction contract; provided, however, in no event shall such liability extend to any Overhead, which is being reimbursed pursuant to Section 5.2 above.

ARTICLE 6
CONDITIONS TO OBLIGATIONS OF PURCHASER
The obligations of Purchaser hereunder to purchase the Interest are subject to the fulfillment, at or before the Closing, of each of the following express condition precedents (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):
6.1 Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of each such date.
6.2 Orders and Laws. There shall not be in effect, pending or threatened on the Closing Date any Order or Law restraining, enjoining, restricting, limiting or otherwise prohibiting or making illegal the consummation of the transaction contemplated by this Agreement.
6.3 Deliveries. Seller shall have executed and delivered to Purchaser the Assignment in the form attached hereto as Exhibit A, and all other documents contemplated hereby to be executed and delivered by Seller on or before Closing.
6.4 Resignation. Seller shall have delivered to Purchaser a signed and duly executed letter of resignation of each Seller officer and director of Company, dated and effective on the Closing Date, in the form attached hereto as Exhibit B.
ARTICLE 7
CONDITIONS TO OBLIGATIONS OF SELLER
The obligations of Seller hereunder to sell the Interest are subject to the fulfillment, at or before the Closing, of each of the following express condition precedents (all or any of which may be waived in whole or in part by Seller in its sole discretion):
7.1 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of each such date.
7.2 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
7.3 Deliveries. Purchaser shall have executed and delivered to Seller the Assignment in the form attached hereto as Exhibit A, and all other documents contemplated hereby to be executed and delivered by Purchaser on or before Closing.

ARTICLE 8
TAX MATTERS
8.1 Tax Matters.
(a) Transfer Taxes. Purchaser shall solely bear and pay all sales, use, transfer, recording, stock transfer and other similar taxes and fees (“Transfer Taxes”) if any, arising out of or in connection with the purchase of the Interest pursuant to this Agreement. Purchaser shall file, to the extent required by applicable Laws, all necessary tax returns and other documentation with respect to all such Transfer Taxes.
(b) Income Tax Returns. “Final” income tax returns will be prepared by the Company in accordance with federal and state regulations. Taxable income and /or losses for the period January 1, 2009 through the Closing Date will be allocated 50% to each of the Parties. Each Party shall be responsible for reimbursing the Company for its respective non-resident state withholding benefit paid by the Company, which the Party applies as a withholding payment credit against its respective tax return.
(c) Information. In connection with preparing any Tax Return, Purchaser and Company will provide information, records or documents relating to Taxes as may be in Purchaser’s or Company’s possession or control, and as may be reasonably requested by Seller. Neither Purchaser nor Seller will destroy any records related to Company through the Closing Date for a period of seven (7) years following such periods (or any longer period required by Law) without first giving notice to and obtaining the written consent of the other Party, whose consent shall not be unreasonably withheld.
ARTICLE 9
SURVIVAL
9.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Seller and Purchaser contained in this Agreement (other than the representations, warranties, covenants and agreements contained in Article 8, which representations, warranties, covenants and agreements shall survive until the date that is one (1) month after the expiration date of the applicable statute of limitations for the Tax at issue, and other than the provisions of Articles 10, 11, and 12 which shall survive the termination of this Agreement) shall survive until six (6) months following the Closing Date; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be time barred. The provisions of Article 5, including remedies set forth herein for any breach of any terms or conditions of Article 5 shall survive the Closing Date.

ARTICLE 10
INDEMNIFICATION
10.1 Indemnification.
(a) Seller shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless Purchaser and its Affiliates, the Company and the respective officers, directors, employees and shareholders of the foregoing, and their successors and assigns (“Purchaser Indemnified Parties”) from, against and with respect to any claim, liability, obligation, judgment or Loss, of any kind or character, suffered, incurred or sustained by Purchaser or any of the foregoing or to which it or they may become subject, arising out of or in any manner incident, relating or attributable to:
(i) any inaccuracy in any representation or breach of warranty of Seller contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by Seller in connection with this Agreement;
(ii) any failure by Seller to perform or observe, or to have performed or observed, in full, any covenant, term or condition to be performed or observed by it under this Agreement or under any certificates or other documents or agreements executed by Seller in connection with this Agreement;
(b) Purchaser shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless Seller and its Affiliates and the respective officers, directors, employees and shareholders of the foregoing, and its successors and assigns (“Seller Indemnified Parties”) from, against and with respect to any claim, liability, obligation, judgment or Loss, of any kind or character, suffered, incurred or sustained by Seller or any of the foregoing or to which they become subject, arising out of or in any manner incident, relating or attributable to:
(i) any inaccuracy in any representation or breach of warranty of Purchaser contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by Purchaser in connection with this Agreement;
(ii) any failure by Purchaser to perform or observe, or to have performed or observed, in full, any covenant, term or condition to be performed or observed by Purchaser under this Agreement or under any certificates or other documents or agreements executed by Purchaser in connection with this Agreement;
10.2 Exclusivity. After the Closing, to the extent permitted by applicable Laws, and except in the case of fraud or willful misconduct, the indemnities set forth in this Article 10 shall be the exclusive remedies of Purchaser and Seller and its or their respective officers, directors, employees, agents and Affiliates due to misrepresentation, breach of warranty, nonfulfillment or failure to be performed of any covenant, term or condition contained in this Agreement; provided, however, that the foregoing provision shall not limit or restrict the availability of specific performance or other injunctive or equitable relief (other than rescission) to the extent that specific performance or such other relief would otherwise be available to a Party under this Agreement.

10.3 Waiver of Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, Seller and Buyer agree that the recovery by either Party of any damages suffered or incurred by such Party as a result of any breach by the other Party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching Party as a result of the breach of the breaching Party of its obligations hereunder and in no event shall the breaching Party be liable to the non-breaching Party as a result of the breach by the breaching Party of its obligations hereunder for any indirect, consequential, special, incidential, exemplary, or punitive damages (including any damages on account of lost profits or opportunities) suffered or incurred by the non-breaching Party as a result of the breach by the breaching Party of any of its obligations hereunder.
ARTICLE 11
WAIVER OF TRIAL BY JURY
Waiver of Jury Trial. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR SELLER AND PURCHASER TO ENTER INTO THIS AGREEMENT.
ARTICLE 12
MISCELLANEOUS
12.1 Notices. Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by fax or sent by registered or certified mail, postage prepaid, or by an internationally recognized overnight courier service that provides a receipt of delivery, in each case, to the parties at the addresses specified below:

If to Seller, to:	Attn: General Counsel
c/o Invenergy LLC
1 S. Wacker Dr., Suite 1900
Chicago, IL 60606

If to Purchaser, to:	Gemma Renewable Power, LLC
100 Corporate Place
Rocky Hill, CT 06067

Notice given by personal delivery, mail or overnight courier pursuant to this Section 12.1 shall be effective upon physical receipt. Notice given by fax pursuant to this Section 12.1 shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. prevailing Central Time, on any Business Day, or (ii) the next succeeding Business Day if confirmed delivery is after 5:00 p.m. prevailing Central Time, on any Business Day or during any non-Business Day. In the event of any merger, dissolution or other event pursuant to which the corporate existence of any party hereto terminates, any notice provided for in this Agreement may be given or delivered to any survivor or successor to such party or to any successor to all or any part of its assets.
12.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.
12.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.
12.4 Confidentiality. Each Party hereto will hold, and will use commercially reasonable efforts to cause its Affiliates and their respective Representatives to hold all Confidential Information in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law (including exchange rules), (ii) disclosed in an action or proceeding brought by a Party hereto in pursuit of its rights or in the exercise of its remedies hereunder; provided, that in each such case, the Party from whom disclosure is sought shall notify the other Party of the proposed release of Confidential Information and shall cooperate with such Party in limiting or preventing the release of such Confidential Information (for example, by obtaining a protective order), prior to the release thereof, or (iii) on a confidential basis to its employees, officers and directors and agents who have a need to know the same for the purpose of consummating the transactions contemplated by this Agreement, who have been informed that the Confidential Information is subject to this Section 12.4, and who have agreed or are otherwise obligated to comply with this Section 12.4.
12.5 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instance, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

12.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.
12.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person except for such shareholders, officers, directors, employees and Affiliates referenced in Section 10.1.
12.8 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except for (a) assignments and transfers by operation of Law, or (b) assignments and transfers by Purchaser of its rights, interests or obligations hereunder, in whole or in part, to an Affiliate, provided that no such assignments referred to in clauses (a) or (b) shall relieve the assigning Party of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.
12.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
12.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
12.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Illinois applicable to a contract executed and performed in such state, without giving effect to the conflicts of laws principles thereof.

12.12 Jurisdiction and Venue. Each of the Parties hereto hereby irrevocably and unconditionally consents and agrees that any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby may be brought in any court of any United States federal court or state court located in Cook County, Illinois having subject matter jurisdiction, and, by execution and delivery of this Agreement and any other documents executed in connection herewith, each such Party hereby (i) accepts the non-exclusive jurisdiction of the aforesaid courts, (ii) irrevocably agrees to be bound by any final judgment (after any and all appeals) of any such court with respect to such documents, (iii) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect to such documents brought in any such court, and further irrevocably waives, to the fullest extent permitted by law, any claim that any such action, or proceeding brought in any such court has been brought in any inconvenient forum, (iv) agrees that service of any process, summons, notice or document in any such action may be effected by mailing a copy thereof by U.S. registered or certified mail, postage prepaid, to such Party at its address set forth in Section 12.1, or at such other address of which the other Parties hereto shall have been notified will be effective service for any action, suit or proceeding brought against it in any such court, and (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or limit the right to bring any suit, action or proceeding in any other jurisdiction.
12.13 Attorneys’ Fees. In the event of any suit or other proceeding between the Parties with respect to any of the transactions contemplated hereby or subject matter hereof, the prevailing Party shall, in addition to such other relief as the court or arbitrator may award, be entitled to recover reasonable attorneys’ fees and costs (including at the trial and appellate levels) and expenses of investigation.
12.14 Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
12.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each of Seller and Purchaser (but solely as set forth below) as of the date first above written.

Invenergy Wind Management LLC,
a Delaware limited liability company

By:	/s/ James J. Shield

	Name:	James J. Shield
	Its:	Vice President

Gemma Power Systems, LLC,
a Connecticut limited liability company

By:	/s/ William F. Griffin, Jr.

	Name:	William F. Griffin, Jr.
	Its:	CEO

ASSIGNMENT OF LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST
FOR VALUE RECEIVED, Invenergy Wind Management LLC, a Delaware limited liability company (“Invenergy”) does hereby assign, transfer and convey unto, Gemma Power Systems, LLC, a Connecticut limited liability company, 100% of its membership interest in and to Gemma Renewable Power, LLC, a Delaware limited liability company (the “Company”), which membership interest is standing in the name Invenergy on the books and records of the Company and does hereby irrevocably constitute and appoint Joseph Condo, as agent and attorney-in-fact to transfer the said membership interest of Invenergy on the books of the Company with full power of substitution in the premises.
IN WITNESS WHEREOF, the undersigned have executed this assignment this 17 day of December, 2009.

Accepted:

INVENERGY WIND MANAGMENT LLC	GEMMA POWER SYSTEMS, LLC

/s/ Michael Polsky	/s/ William F. Griffin, Jr.

Michael Polsky	William F. Griffen, Jr.
President	CEO

December 16, 2009
Gemma Power Systems, LLC
2461 Main Street
Glastonbury, CT 06033
To Whom It May Concern:
I hereby resign my position as a Member of the Management Committee of Gemma Renewable Power, LLC, effective as of the date set forth above.
Sincerely,
/s/ James Shield

James Shield

December 16, 2009
Gemma Power Systems, LLC
2461 Main Street
Glastonbury, CT 06033
To Whom It May Concern:
I hereby resign my position as a Member of the Management Committee of Gemma Renewable Power, LLC, effective as of the date set forth above.
Sincerely,
/s/ Bryan Schueler

Bryan Schueler